UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2008

SUNESIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51531	94-3295878
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 7, 2008, Sunesis Pharmaceuticals, Inc. (“Sunesis”) agreed to accelerate the payment of its entire outstanding balance under that certain Master Security Agreement, dated as of June 15, 2000, as amended (the “Security Agreement”), by and between Sunesis and General Electric Capital Corporation (“General Electric”). In exchange for Sunesis’ payment of approximately $1.5 million, General Electric agreed to terminate the Security Agreement, related Negative Pledge Agreement, dated May 17, 2002, and outstanding promissory notes with Sunesis. There are no material relationships between Sunesis and General Electric other than in respect of the Security Agreement and the related documents.

Sunesis entered into the Security Agreement in June 2000 for the financing of certain equipment; various credit lines have been issued under the Security Agreement since 2000. Outstanding balances under the credit lines bore interest at rates ranging from 8.70 percent to 10.61 percent per annum due in 36 to 48 monthly payments. The equipment loans under the Security Agreement were secured by the equipment financed.

As part of its 2008 restructuring, Sunesis implemented a corporate realignment to focus on the development of its oncology products and terminated its research activities. Due to this realignment, certain laboratory equipment is currently being held-for-sale. Sunesis was required to pay the entire outstanding balance under the Security Agreement with General Electric before it could sell the held-for-sale assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: November 12, 2008	By:	/s/ Valerie L. Pierce
Valerie L. Pierce
Senior Vice President, General Counsel and Corporate Secretary